Exhibit 16.1



                        [ARTHER ANDERSEN LLP LETTERHEAD]



August 22, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



Dear Sir/Madam:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K/A dated August 22, 2001 of Nx Networks, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP


Copy to:   Mr. John E. DuBois, Chief Executive Officer, Nx Networks, Inc.